AFLAC INCORPORATED
EXECUTIVE OFFICER SEVERANCE PLAN

1.INTRODUCTION
1.1Overview. As an Eligible Employee who has entered into a Participation Agreement with the Company and incurs an Eligible Termination (all defined below), you will be entitled to severance pay and benefits, generally in an amount and form, at such times, and subject to the terms, described in this document.
1.2Effective Date. This Aflac Incorporated Executive Officer Severance Plan (this “Plan”), is effective as of January 1, 2023.
1.3Participating Companies. This Plan generally provides severance benefits for the Eligible Employees of Aflac Incorporated (“Aflac”) and its subsidiaries. For purposes of this Plan, Aflac and all of its subsidiaries are referred to as the “Company”.
1.4Purpose; Controlling Document. This document serves as the plan document. With respect to Eligible Employees, this Plan replaces and supersedes any other severance policy or plan in which an Eligible Employee might otherwise be entitled to participate. All such other severance policies and/or plans are hereby terminated with respect to Eligible Employees, except to the extent that an Eligible Employee and the Company have entered into an individual severance agreement or an individual employment agreement with severance provisions.
1.5Type of Plan. This Plan is intended to be a welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering a select group of key management or highly compensated employees (which includes all of the executive officers covered by this Plan). As such, this Plan is exempt from most of the ERISA requirements that apply to ERISA employee benefit plans.
1.6Definitions. Any term used with an initial capital letter shall have the meaning set forth in Appendix A to his Plan.
2.ELIGIBILITY
2.1    General Requirements. You will be an “Eligible Employee” who is eligible to receive severance benefits under this Plan if you satisfy all of the following:
(i)Employment. You are classified by the Company, under its applicable standard personnel policies and procedures, as an active, full-time executive employee of the Company, who either (a) has the title of Chief Executive Officer or an Executive Vice President; and/or (b) is considered by Aflac as a Section 16 officer;
(ii)Participation Agreement. To become an Eligible Employee, you must execute a participation agreement in a form required by the Plan Administrator in its sole discretion (“Participation Agreement”). Your Participation Agreement will (i) acknowledge your understanding of the Plan provisions, (ii) where applicable, terminate or amend any employment agreement then in effect between you and the Company, (iii) if you are an Eligible Employee employed by a non-U.S. subsidiary of Aflac, provide any provisions necessary to address any differences in your pay or benefit structures from those of U.S. Eligible Employees, and (iv) include any other provisions determined by the Plan Administrator in its sole discretion; and
(iii)Not Excluded. You do not fall within one of the categories described in Section 2.2 below.

2.2    Excluded Individuals. The following individuals will not be Eligible Employees and are not eligible to participate in this Plan:
(i)Employees With Written Employment or Severance Agreements – individuals who have written, individual employment or severance agreements with the Company, which provide for severance pay and/or benefits, except such agreements that merely reference this Plan for such benefits.
(ii)Non-Employee Service Providers – individuals who provide services to the Company and who the Company does not classify under its customary worker classification procedures as employees, even if the individuals are common law employees, including, but not limited to, independent contractors, contractor’s employees and leased employees.
(iii)Individuals on Indefinite Unpaid Leaves of Absence – individuals who are absent from work on indefinite, unpaid leaves of absence except to the extent eligibility is required by applicable law.

2.3Duration of Participation. Once you become an Eligible Employee, you will continue to be an Eligible Employee until the earliest of (i) the date you no longer satisfy the criteria for an Eligible Employee; (ii) the date your employment terminates in a manner not entitling you to payments or other benefits under this Plan; (iii) the date on which you and the Company agree in writing that you will no longer be an Eligible Employee; or (iv) the amendment or termination of this Plan such that you are no longer an Eligible Employee; provided, no amendment that adversely impacts you or your severance pay or benefits may be made to this Plan during the 24-month period following a Change in Control, unless you consent to such amendment.  For purposes of clarity, once you incur an Eligible Termination entitling you to benefits under Section 4 or 5 below, you will remain entitled to such payments or benefits until they have been paid to you in full.
3.ELIGIBLE TERMINATION.
As an Eligible Employee, you will incur an “Eligible Termination,” and therefore will be eligible to receive benefits under the Plan, if you incur a Separation from Service, because (i) your employment is involuntarily terminated by the Company for any reason other than Cause or disability; or (ii) you terminate your employment due to Good Reason. The Plan Administrator has the authority in all cases to determine on a reasonable basis whether or not a termination is an Eligible Termination for purposes of this Plan; provided, you will not be considered to have incurred an Eligible Termination if your termination is due to Cause, disability, death or your voluntary termination that is not for Good Reason. If you are not an Eligible Employee on the date of your Eligible Termination, you will not be entitled to receive any payments or benefits under this Plan.

4.    PAYMENT OF BASE SALARY AND PAID TIME OFF EARNED AT TIME OF TERMINATION
Regardless of (i) the reason your employment terminates (i.e., regardless of whether your employment terminates due to death, disability, for Cause, without Cause, voluntary quit or Good Reason), (ii) whether your termination is an Eligible Termination, or (iii) whether you satisfy the conditions in Section 3, you will be entitled to receive an amount equal to the total of your Base Salary that is earned but unpaid as of your termination date and the value of any accrued but unused paid time off days (if any) due under the applicable Company policy. This amount will be paid to you within 14 business days after your termination date.
5.    SEVERANCE PAY AND BENEFITS – UNRELATED TO CHANGE IN CONTROL
Upon your Termination Date (other than your Eligible Termination that occurs on or within 24 months following a Change in Control, in which case Section 6 will apply) and contingent upon you timely executing, not revoking and complying with the terms of the Release and taking such other actions, as required by Section 7 below, and subject to the terms of Section 8 below, you will be entitled to receive the following amounts of severance pay and benefits:
5.1    Cash Severance Pay. An amount equal to 150% of the total of (i) your Base Salary, and (ii) the dollar amount of your annual MIP Bonus for the year in which your Termination Date occurs with performance deemed to be at target. Such total amount will be paid to you in a lump sum on the 60th day following your Termination Date.
5.2    Prorated MIP Bonus. A cash payment equal to the product of (i) the dollar amount of your annual performance bonus for the year in which your Termination Date occurs based your performance at target and on the actual performance of the Company for the year in which your Termination Date occurs, and (ii) a fraction, the numerator of which is the number of days during the annual performance period for such bonus through and including your Termination Date, and the denominator of which is 365. Any amount payable under this section will be paid to you in a lump sum between January 1 and March 15 of the calendar year following the calendar year in which your Termination Date occurs, at the same time the annual bonus is paid to the Company’s employees who remained actively employed for the full year in which the Participant’s Termination Date occurs.
5.3    COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by you for the first 18 months of the COBRA continuation period, determined as if (i) you were to elect COBRA continuation coverage for yourself and your spouse and dependents, to the extent such individuals were covered under the Aflac group medical, dental and/or vision coverage as of your Termination Date, and (ii) the cost of such COBRA coverage is measured as of your Termination Date assuming such cost remains constant during such 18-month period. The cash amount will be payable to you in a single lump sum on the 60th day following your Termination Date.

6.    SEVERANCE PAY AND BENEFITS – IN CONNECTION WITH CHANGE IN CONTROL
Upon your Eligible Termination that occurs on or within 24 months following a Change in Control, and contingent upon you timely executing, not revoking and complying with the terms of the Release and taking such other actions, as required by Section 7 below, and subject to the terms of Section 8 below, you will be entitled to receive the following amounts of severance pay and benefits:
6.1    Cash Severance Pay. An amount equal to 300% of the total of (i) your Base Salary as of your Termination Date, and (ii) the dollar amount of MIP Bonus for the year in which your Termination Date occurs with performance deemed to be at target. Such total amount will be paid to you in a lump sum on the 60th day following your Termination Date.
6.2    Prorated Annual Performance Bonus. An amount equal to the product of (i) the dollar amount of your annual performance bonus for the year in which your Termination Date occurs with your and the Company’s performance deemed to be at target, and (ii) a fraction, the numerator of which is the number of days during the annual performance period for the bonus through and including your Termination Date, and the denominator of which is 365. Any amount payable under this section will be paid will be paid to you in a lump sum on the 60th day following your Termination Date.
6.3    Vesting of Time-Based Restricted Stock Awards. All of your shares of unvested time-based equity awards will vest upon your Termination Date.
6.4    Vesting of Performance-Based Restricted Stock Awards. All of your shares of unvested performance-based equity awards will vest as of your Termination Date with such number determined based on the assumptions that your and the Company’s performance under such awards are achieved at target on your Termination Date.
6.5    Vesting of Time-Based Restricted Stock Unit Awards. All of your unvested time-based restricted stock units issued under the LTIP will vest upon your Termination Date. The number of stock units that vest under this section will be paid to you in shares on the 60th day following your Termination Date.
6.6    Vesting of Performance-Based Restricted Stock Unit Awards. All of your unvested performance-based stock units will vest as of your Termination Date with such number determined based on the assumptions that your and the Company’s performance under such awards are achieved at target on your Termination Date. The number of stock units for each award, which vest under this section, will be paid to you in shares on the 60th day following your Termination Date.
6.7    COBRA Continuation Coverage Payment. A cash amount equal to the COBRA continuation coverage premiums that would be payable by you for the first 36 months of the COBRA continuation period (assuming COBRA continuation coverage could extend for 36 months), determined as if (i) you were to elect COBRA continuation coverage for yourself and your spouse and dependents, to the extent such individuals were covered under Aflac’s group medical, dental and/or vision coverage as of your Termination Date, and (ii) the cost of such COBRA coverage is measured as of your Termination Date assuming such cost remains constant during such 36-month period. The cash amount will be payable to you in a single lump on the 60th day following your Termination Date.

6.7    Excess Parachute Payments. If any payment or benefit you will or may receive from the Company or otherwise, which is received or to be received by you in connection with a Change in Control or the termination of your employment in connection with a Change in Control (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control, or any person affiliated with the Company or such person) (“280G Payments”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payments (a “CiC Payment”) shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the CiC Payment that would result in no portion of the CiC Payment (after reduction) being subject to the Excise Tax, or (y) the total of the CiC Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit. If a reduction in CiC Payment is required pursuant to the clause (x) of the preceding sentence the reduction shall be made (i) first by reducing the cash payments provided pursuant to Section 6 that are exempt from Section 409A (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under Section 6.4 and then Section 6.3, which are exempt from Section 409A, shall be reduced (if necessary, to zero); (iii) then, if still further reductions are necessary, the cash payments provided pursuant to Section 6 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, the benefits provided under Section 6.4 and then Section 6.3, which are not exempt from Section 409A shall be forfeited. For purposes of this limitation (w) no portion of the 280G Payments, the receipt or enjoyment of which you will have effectively waived in writing prior to your Termination Date, will be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the 280G Payments that is subject to Section 409A); (x) no portion of the 280G Payments will be taken into account, which in the opinion of the tax counsel selected by Aflac does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (y) except as provided in clause (iv) above, the payments and benefits will be reduced only to the extent necessary so that the 280G Payments (other than those referred to in clauses (w) or (x)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (x); and (z) the value of any non-cash benefit or any deferred payment or benefit included in the 280G Payments shall be determined by Aflac’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

7.    CONDITIONS FOR SEVERANCE PAY AND BENEFITS.
As an Eligible Employee who incurs an Eligible Termination, you will be eligible for severance pay and benefits under Section 5 or 6 only if you meet the conditions set forth in this Section, which shall serve, at least in part, as consideration for such severance pay and benefits.
7.1    Release of Claims. You must sign and not revoke a written Release containing any terms specified by the Company in its sole discretion, including for example (i) your release of the Company, its affiliates and related persons from all claims arising from your employment or termination; and (ii) to the extent required by the Company in its sole discretion, your promise to comply with specified confidentiality, noncompetition, nonsolicitation and/or other restrictive covenants. The Company may terminate your eligibility for severance pay and benefits if your fail to sign or comply with the terms of your Release or if you revoke your Release. In order to be eligible for any pay or benefits under this Plan, you must sign the Release after your Termination Date (or execute a “bring-down” release after your Termination Date, if signed earlier) and within 45 days (or such longer or shorter period specified by the Plan Administrator) following the date the Company provides you with a copy of the Release. No severance payments or benefits under this Plan will be paid or provided unless and until the Release becomes effective following the revocation period. If you have not executed the Release and/or the revocation period has not expired by the time any payment or benefit under this Plan is due, such payment will be forfeited and no longer due or payable.
7.2    Return of Property. You must cooperate with the Company’s usual and customary separation/termination process, including the return of all Company documents (whether in electronic or hard copy form) and other property (including, but not limited to, identification cards, Company credit cards and computer equipment), unless the Company permits you to retain any such specified items.
7.3    Board and Committee Resignations. Unless the Company specifies in writing otherwise, you must tender your resignation from the Board, the board of directors of any of the Company’s affiliates, or and any committees of the Board or other boards or committees of the Company, upon termination of your employment with the Company.
8.    SPECIAL RULES APPLICABLE TO SEVERANCE PAY AND BENEFITS

8.1    Coordination of Severance Pay with Various Benefits. The amount of any severance pay or benefits payable under Sections 5 and/or 6 will be reduced on a dollar-for-dollar basis by any severance, separation or termination pay or benefits that the Company pays or is required to pay to you through insurance or otherwise under any plan or contract of the Company or under any federal or state law. The provisions in the two bullets below are illustrative only:
(i)Withholding. The Company will withhold from severance pay any amounts required to be withheld pursuant to applicable federal, state or local law; any applicable insurance premiums; and any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments, judgments or other court orders.
(ii)WARN Benefits. The Worker Adjustment and Retraining Notification Act and similar state laws (collectively, “WARN”) generally require employers to provide certain pay and benefits to employees in the event that required notification procedures are not followed in advance of a plant closing or mass layoff. If the Company incurs any such liability under WARN with respect to your termination, the amount of severance pay otherwise payable to you under this Plan will be reduced by the Company’s legally-required payments and benefits provided to you.

8.2    Clawback Rights. You understand that the Company has adopted, and may from time-to-time adopt, a “clawback” approach, principle and/or policy pursuant to which the Company, in certain cases, may reduce or cancel, or require the recovery of, an executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such bonus or award should be adjusted, cancelled or recovered because the executive officer has engaged in intentional misconduct that has led to a material restatement of the financial statements of the Company.
8.3    Death During Severance Payment Period. If you die after your Termination Date and before all of the severance pay and benefits due to you are paid, all such unpaid amounts will be paid to your designated beneficiary(ies), if any. If you have not designated a beneficiary, such amounts will be paid to (i) your surviving spouse, if any, or (ii) if there is no surviving spouse, then to your estate.
9.     SECTION 409A COMPLIANCE.
9.1General. The Company intends that some or all of the severance pay and benefits described above will be exempt from Code Section 409A under the short-term deferral exemption and/or the separation pay exemption to the full extent available under Code Section 409A, and such provisions will be interpreted accordingly. In no event will payment of any amount of severance pay that is exempt under the separation pay exemption be made after the last day of the second calendar year beginning after the date of your Separation from Service. Notwithstanding the foregoing, to the extent that such exemptions do not apply to some or all severance pay, the Plan is intended to satisfy the requirements of Code Section 409A and will be interpreted accordingly. Each payment hereunder will be considered a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, neither Aflac nor any of its affiliates will be liable to you or any other person if the Internal Revenue Service or any court determines for any reason that any payments under the Plan are subject to taxes or penalties under Code Section 409A.
9.2    6-Month Delay in Certain Cases and Only if Severance Pay or Benefits are Not Exempt from Section 409A. Notwithstanding anything in Section 5 or 6 to the contrary, to the extent (i) any payments made under this Plan, which are payable within the first 6 months following your date of Separation from Service, are not exempt from Code Section 409A, and (ii) you are a specified employee (within the meaning of Code Section 409A) on the date of your Separation from Service, then the non-exempt payments that would have been paid within such 6-month period will be delayed, accumulated without interest, and paid in a lump sum on the applicable pay date that coincides with or immediately follows the 6-month anniversary of the date of your Separation from Service.
10.    ADMINISTRATION
10.1    Plan Administrator. The Compensation Committee or its designee will serve as the “Plan Administrator” and will be responsible for and will control and manage the operation of the Plan. Upon a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment, which occurs on or within 24 months following the Change in Control, of Eligible Employees participating in the Plan immediately prior to the Change in Control), the Compensation Committee, as constituted immediately before the Change in Control, with such changes in the membership thereof as may be approved from time to time following the Change in Control by a majority of such Compensation Committee as constituted immediately before the Change in Control and/or with their replacements approved as set forth herein, will be the Plan Administrator. No party will have the right to appoint members to, or to remove members from, such Compensation Committee during the 24-month period beginning on the date of the Change in Control. All reasonable expenses of such Compensation Committee will be paid or reimbursed by Aflac or its successor. Aflac (which includes its successor) hereby agrees to indemnify members of such Compensation Committee against personal liability for actions taken in good faith in the discharge of their duties as a member of such Compensation Committee and will provide coverage to them under Aflac’s (or its successor’s) liability insurance programs for directors and officers. For the 24-month period beginning on the date of the Change in Control, the members of such Compensation Committee will be entitled to compensation in respect of their service on such committee at the rate determined by the Board prior to the Change in Control; provided, if the Board does not set any such compensation, the

Compensation Committee members’ compensation will be equal to the amount they received as Board members immediately before the Change in Control.
10.2    Plan Interpretation. The Plan Administrator has the exclusive authority and discretion to interpret this Plan with respect to any question arising under this Plan, including eligibility for benefits and the amount, term and duration of benefits. The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and all of its employees, including the applicable Eligible Employees.
10.3    Rights. This Plan does not create any vested rights in any individual. In addition, this Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.
10.4    Amendment and Termination. The Compensation Committee or its designee reserves the right to amend or terminate (in whole or in part) this Plan at any time; provided, this Plan may not be terminated or amended in a manner that would adversely affect the rights or potential rights of any employee if such action is taken in connection with, in anticipation of, or during the 24-month period beginning on the date of a Change in Control.
11.    SUPPLEMENTAL INFORMATION
11.1    Claims Procedures.
(i)Claims. If you do not receive severance pay or if you disagree with the amount or length of payments, you may file a claim in writing with the Plan Administrator. A response to your claim will be provided to you within 90 days (180 days if you are notified of an extension). If your claim is denied, the Plan Administrator will provide written notice to you setting forth the specific reasons for denial and the provisions in this Plan or other documents used to arrive at the decision.
(ii)Appeals. You may appeal any denial of benefits, and you may review pertinent Plan documents to help you prepare for the appeal. Your appeal must be filed with the Plan Administrator in writing within 60 days after you receive written notice of denial of your claim. The Plan Administrator then will consider your appeal and will notify you of its decision within 60 days (120 days if you are notified of an extension) after the filing of your appeal for review. If the Plan Administrator’s decision is unfavorable, the notification you receive will explain the reasons for the denial and the provisions in this Plan or other documents used to arrive at the decision. Only after exhausting the claims and appeals processes may you file suit in federal court.

(iii)Mandatory Arbitration. Upon denial of an appeal made pursuant to subsection (ii) hereof, provided all mandatory claim and appeal procedures have been timely exhausted, any remaining dispute you may have with respect to any issues subject to such appeal will be resolved and may only be resolved by final and binding arbitration conducted in Columbus, Georgia, (or such other major city that is nearest to the workplace of the claimant) before the American Arbitration Association pursuant to (a) the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute (information available at www.adr.org) before a neutral, single arbitrator with substantial experience with respect to ERISA, employee benefits or employment law, and (b) the terms set forth in this subsection (iii). In accordance with and subject to ERISA, no discovery outside of the administrative record will be permitted, and the arbitration will be determined based solely on the administrative record established for the appeal described in subsection (ii) hereof. Unless the arbitrator finds that the Plan Administrator acted arbitrarily or capriciously in making its determination(s) under the claims and appeals process (in which case the arbitrator may make a de novo review of the administrative record), the arbitrator will give deference and discretion to the determination made by the Plan Administrator. The arbitrator may award only those remedies available under ERISA Section 502(a), as applicable, and will have no power or authority to award punitive, exemplary or other damages.
11.2    Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia to the extent not preempted by ERISA or other federal law. Any legal action brought in regard to this Plan shall be brought in the United States District Court of the Southern District of Georgia, and the Company and Eligible Employees waive jurisdiction and venue in any other court.
11.3    Headings. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

_____________________ Date:	AFLAC INCORPORATED By:__________________________________ Title:_________________________________

APPENDIX A
DEFINITIONS

When capitalized in the Plan, the following words will have the meanings set forth below. All section references below refer to sections of the Plan document (and not this Appendix A).
1.“Aflac” is defined in Section 1.3.
2.“Base Salary” means your annual base salary at the rate in effect on your Termination Date; provided, if your employment terminates due to Good Reason based on a reduction in your base pay, your annual base salary will be determined as the rate in effect immediately before such reduction.
3.“Board” means the Board of Directors of Aflac.
4.“Cause” means:
b.Unrelated to a Change in Control. Except during the 24-month period beginning on a Change in Control, that the Plan Administrator, in its sole discretion, has determined that one of following has occurred: (i) your confession to, pleas of nolo contendere to, or conviction of, a felony or other crime involving theft, fraud, embezzlement, or other crime involving dishonesty; (ii) your certification of materially inaccurate financial or other information pertaining to the Company with actual knowledge of such inaccuracies on your part; (iii) your material violation of the Company’s policies, code of conduct and/or directions of the Board or CEO, or any agreement relating to the nondisclosure of confidential information and trade secrets of the Company; (iv) habitual and material negligence in the performance of your duties and; (v) your material non-compliance with your obligations to devote all of your working time to the Company’s business (other than approved vacations and other time off); (vi) your material failure to comply with a lawful directive of the Board of the Chief Executive Officer; (vii) your willful or deliberate misconduct or fraud in the performance of your duties for the Company that substantially injures or damages the Company; or (viii) your willful or deliberate failure to substantially perform your duties, except due to sickness, injury or disability.
c.In Connection with a Change in Control. During the 24-month period beginning on the date of a Change in Control, one of the following has occurred: (i) your confession to, pleas of nolo contendere or conviction of, a felony or other crime involving theft, fraud, embezzlement, or other crime involving dishonesty; (ii) your willful or deliberate misconduct or fraud in the performance of your duties for the Company that substantially injures or damages the Company; or (iii) your willful or deliberate failure to substantially perform your duties, except due to sickness, injury or disability.

5.“Change in Control ” means a change in ownership or effective control of Aflac or a change in the ownership of a substantial portion of the assets of Aflac, all within the meaning of Code Section 409A. As a general overview, Code Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:
a.The date any one person, or more than one person acting as a group, acquires ownership of stock of Aflac that, together with stock held by such person or group constitutes more than 50% of the total voting power of the stock of Aflac. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Aflac, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of Aflac or to cause a change in the effective control of Aflac.
b.The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Aflac possessing 50% or more of the total voting power of the stock of Aflac.
c.The date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Aflac that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of Aflac immediately before such acquisition or acquisitions.
d.The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of
6.“Chief Executive Officer” means the Chief Executive Officer of Aflac.
7.“CiC Payment” has the meaning given to such term in Section 6.7.
8.“COBRA” means group medical, dental and vision continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
9.“Code” means the Internal Revenue Code of 1986, as amended.
10.“Company” has the meaning given to such term in Section 1.3.
11. “Eligible Employee” has the meaning given to such term in Section 2.1.
12.“Eligible Termination” has the meaning given to such term in Section 2.3.
13.“ERISA” has the meaning given to such term in Section 1.5.
14.“Excise Tax” has the meaning given to such term in Section 6.7.
15.“Good Reason” means:
a.Unrelated to a Change in Control. Except during the 24-month period beginning on a Change in Control, the termination by you of your employment with the Company upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in your employment relationship with the company:
1.The Company’s material reduction in your Base Salary or bonus opportunity; or

2.The relocation of your office to any place beyond 25 miles from your current office.
b.In Connection with a Change in Control. During the 24-month period beginning on a Change in Control, the termination by you of your employment with the Company upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in your employment relationship with the company:
i.The Company’s material reduction in your Base Salary, bonus opportunity and/or equity award opportunity;
ii.The Company’s material diminution in the authority, duties and responsibilities you had immediately before the Change in Control;
iii.The Company’s assignment to you of duties and responsibilities significantly inconsistent with those you had immediately before the Change in Control;
iv.Relative to your supervisor’s authority, duties or responsibilities immediately before a Change in Control, the Company’s material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report (including, if you were reporting directly to the Board, a requirement that you report to a corporate officer or employee rather than reporting directly to the Board);
v.The Company’s material diminution in the budget over which you retain authority;
vi.The relocation of your office to any place beyond 25 miles from your current office; or
vii.The Company’s failure to retain this Plan unchanged.
For Good Reason for you to exist under subsection a. or b. above, you must give the Company notice of any event or condition that would constitute a basis for “Good Reason” within 90 days of the event or condition that would constitute a basis for “Good Reason;” and, upon the receipt of such notice, the Company will have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by you for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired.
16. “LTIP” means Aflac’s Long Term Incentive Plan.
17.“MIP Bonus” means the Management Incentive Plan bonus or alternative annual incentive plan bonus, for which you are eligible as of your Termination Date.

18.“Plan” means this Aflac Incorporated Executive Officer Severance Plan.
19.“Plan Administrator” means the person specified in Section 9.1.
20.“Release” has the meaning given to such term in Sections 7.1.
21. “Separation from Service” means that an Eligible Employee separates from service with Aflac and all of its 50% or more owned affiliates, as defined in Code Section 409A. As a general overview of Code Section 409A’s definition of “separation from service”, an employee separates from service if the employee has a termination of employment (other than due to death) with all affiliates, determined in accordance with the following:

a.Leaves of Absence. The employment relationship is treated as continuing intact while the Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Eligible Employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Eligible Employee will return to perform services for an affiliate. If the period of leave exceeds 6 months and the Eligible Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Eligible Employee to be unable to perform the duties of his or his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

b.Status Change. Generally, if an Eligible Employee performs services both as an Eligible Employee and an independent contractor, the Eligible Employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an Eligible Employee provides services to affiliates as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Eligible Employee has a separation from service as an employee for purposes of this Agreement.

c.Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the Eligible Employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the Eligible Employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to 20% or less of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Eligible Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the Eligible Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an Eligible Employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (i) above, for purposes of this subsection, the Eligible Employee is treated as providing bona fide services at a level equal to the level of services that the Eligible Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Eligible Employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month period).

22.“Termination Date” means the date your Eligible Termination occurs.
23.“280G Payments” has the meaning given to such term in Section 6.7.
24.“WARN” has the meaning given to such term in Section 7.1(ii).